                                                                    Exhibit 10.5

                              PURCHASE OPTION AGREEMENT


         THIS AGREEMENT is made as of the 3rd day of November, 1997, by and between TOWER BRIDGE LAND HOLDING ASSOCIATES II, a Pennsylvania limited partnership ("Seller") and FIVE TOWER BRIDGE ASSOCIATES, a Pennsylvania limited partnership ("Buyer").

                                      WITNESSETH

         A. Seller is the owner in fee simple of title to certain tracts of land located in the Borough of West Conshohocken, County of Montgomery, Commonwealth of Pennsylvania, as more fully described on Exhibit "1" attached hereto and incorporated herein by reference, together with the improvements thereon (collectively, the "Property"). For purposes of this Agreement, "Property" shall also include all of the Seller's right, title and interest in and to all easements, rights-of-way, privileges and appurtenances thereto, property and property rights to be assigned or transferred pursuant to the "Terms and Conditions of Sale" attached hereto as Exhibit "2" and made a part hereof (the "Terms and Conditions of Sale").

         B. Seller desires to sell and grant to Buyer, and Buyer desires to purchase and receive from Seller, a right and option to purchase the Property for the purchase price and upon and subject to the terms and conditions hereinafter set forth.

         NOW THEREFORE, for and in consideration of the payments, covenants and agreements hereinafter specified, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

         1. Grant of Option. Seller hereby grants to Buyer or Buyer's assignee(s) or nominee(s) a right and option ("Option") to purchase the Property upon and subject to the terms and conditions hereinafter set forth and as set forth in the Terms and Conditions of Sale.

         2.   Term of Option.

              (a) The Option to purchase the Property granted hereunder shall commence on the date entered in the caption of this Agreement (the "Execution Date") and shall, subject to Section 2(b) and Section 8 hereof, extend thereafter until 11:59 P.M. on the date which is the day preceding the first anniversary of the Execution Date (such date, as the same may be extended as provided for herein, the "Expiration Date"). If Buyer shall not have exercised the Option in the manner provided in Paragraph 3 hereof as of the Expiration Date, then the Option shall thereupon terminate and be null and void, and neither party hereto shall have any further rights or obligations hereunder. The period from the Execution Date through the day preceding the first anniversary of the Execution Date is hereinafter referred to as the First Option Year.

              (b) Notwithstanding anything to the contrary contained herein, if Buyer pays the Second Year Option Payment, as hereinafter defined, on or before the Expiration Date provided for under subsection 2(a) hereof, the Expiration Date of this Option shall be extended to be the day preceding the second anniversary of the Execution Date. The period from and after the day preceding the first anniversary of the Execution Date through the day preceding the second anniversary of the Execution Date is hereinafter referred to as the "Second Option Year."

         3. Exercise of Option. To exercise the option, Buyer shall so notify Seller in writing (in the manner provided in Paragraph 1 of the Terms and Conditions of Sale) not later than the Expiration Date, as the same may be extended as herein set forth and, if such exercise is prior to the payment of the Second Year Option Payment, deposits the Deposit as provided in such paragraph 1 of the Terms and Conditions of Sale. Upon such written notice, this Agreement shall become an Agreement of Sale and Purchase for the Property, binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, and Seller shall sell and convey the Property to Buyer, and Buyer shall purchase and accept the Property from Seller, upon the terms and conditions set forth herein and in the Terms and Conditions of Sale.

         4.   Option Payment.

              (a) In consideration of the Option granted hereunder by Seller, Buyer hereby agrees to pay to Seller (the "First Year Option
Payment") all Carrying Costs, as hereinafter defined, for the First Option Year. Upon execution hereof, Buyer shall pay Seller the sum of Forty-Eight Thousand Dollars ($48,000) on account of the First Year Option Payment, which shall be allocated to the estimated Carrying Costs as set forth in Exhibit
"3" hereto. As such Carrying Costs are incurred, the First Year Option Payment by Buyer shall be adjusted in the manner set forth in Section 5 below.

              (b) If Buyer desires to extend the Expiration Date of this Option from the day preceding the first anniversary of the Execution Date to the day preceding the second anniversary of the Execution Date, Buyer shall pay to Seller, prior to the Expiration Date set forth in Subsection 2(a), an amount equal to Three Hundred Thousand Dollars ($300,000.00) (the "Second Year Option Payment"). Seller shall be responsible to pay Carry Costs for the Second Option Year. The Second Year Option Payment, less the Carrying Costs for the Second Option Year, shall be credited against the Purchase Price for the Property if Buyer purchases the Property after payment of the Second Year Option Payment.

              (c) The capitalized term "Option Payments", as used herein, shall mean the First Year Option Payment and the Second Year Option Payment, collectively.

              (d) The Option Payments shall not be refundable except as expressly set forth in this Agreement and in the Terms and Conditions of Sale. The Option Payments shall only be credited against the Purchase Price for the Property to the extent set forth herein.

         5.   Taxes and Insurance.

              (a) The term "Carrying Costs", as used herein, shall mean all Taxes, Insurance and Maintenance Costs, as hereinafter defined.

              (b) The term "Taxes", as used herein, shall mean all ad valorem real property taxes which are levied or assessed against the Property by the school district, borough and county in which the Property is located, and any other taxes however described which are levied or assessed against the Property or its owner in addition to or in lieu of a general property tax or increase in general property tax and including any special taxing district assessments or other municipal impositions for security, police or other municipal services. In no event shall Taxes refer to any corporate franchise tax, estate, inheritance, succession or capital levy imposed upon Seller or any of its constitute partners or any income, excess profits or revenue tax or any other tax, assessment, charge or levy based upon or measured by the net income or capital stock of Seller or any of its constituent partners.

              (c) The term "Insurance", as used herein, shall mean the following insurance coverages with respect to the Property: general liability coverage, including broad form endorsement, on an occurrence basis, in combined policy limits of One Million Dollars ($1,000,000.00) per person for bodily injury and One Hundred Thousand Dollars ($100,000) for property damage with respect to the Property, carried with Seller's current insurance companies or such other insurance companies as are selected by Seller.

              (d) The term "Maintenance Costs", as used herein, shall mean the actual, documented costs of maintaining the Property, including, but not limited to, landscaping, snow plowing and related costs, any sums due under Sections 4 and 5 of the Declaration of Easements and Protective Covenants (the "Declaration") as recorded with the Montgomery County Recorder of Deeds in Deed Book 5076, page 2342, and any interest, but not principal, due the Redevelopment Authority of the County of Montgomery, Pennsylvania under the loan in the original principal amount

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of $225,000 secured by the mortgage recorded in Mortgage Book 7577, page 151
(the "RDA Loan"), as the same may be modified or extended (provided, however, the principal amount of the RDA Loan shall not be increased).
Notwithstanding the foregoing, Buyer shall have no obligation to make or pay for any capital repair, replacement or improvements.

              (e) Seller represents that the estimated Carrying Costs for the First Option Year will be approximately $48,000, as set forth on Exhibit "3" attached hereto.

              (f) If during the First Option Year, Seller determines in good faith that the estimated Carrying Costs set forth in Exhibit "3" hereto will exceed $48,000, Seller shall give written notice thereof to Buyer, specifying the amount of such excess and Buyer shall have a period of thirty (30) days thereafter to pay the amount of such excess to Seller. The amount of such excess shall be an integral part of the First Year Option Payment and, if Buyer fails to pay such sum to Seller within thirty (30) days following receipt of such notice, Buyer shall be in default hereunder and, if such default shall continue for five (5) days following written notice thereof given to Buyer by or on behalf of Seller, this Agreement and the rights of Buyer hereunder shall terminate absolutely. Within thirty (30) days following the end of the First Option Year (or the Closing Date, if the Closing Date occurs during the First Option Year), Seller shall send an accounting of Carrying Costs to Buyer, together with a repayment of any excess of the First Year Option Payments over the actual Carrying Costs for the First Option Year, or an invoice for any deficiency of the actual Carrying Costs for the First Option Year over the First Year Option Payments.
 If Buyer shall fail to pay any such deficiency within thirty (30) days following receipt of Seller's invoice therefor, Buyer shall be in default hereunder and, if such default shall continue for five (5) days after written notice thereof given to Buyer by or on behalf of Seller, this Agreement and Buyer's rights hereunder shall terminate absolutely.

         6. Access to the Property. Commencing on the Execution Date and continuing thereafter until the earlier of the completion of Closing under the Terms and Conditions of Sale, the Expiration Date or the termination of this Agreement, Seller agrees that Buyer and its agents, employees and contractors shall have access to and the right of entry upon the Property and any part thereof for the purpose of making surveys, plans, soil tests and borings, water tests and other engineering and environmental tests and studies, as Buyer may reasonably require, in all cases using reasonable care to avoid damage to the Property. Buyer shall indemnify and hold harmless Seller from any injury to persons or damage to property arising from the acts or omissions of Buyer, its agents, employees or contractors in making any such surveys, plans, tests or studies on the Property. In addition, immediately following execution of this Agreement, Seller will deliver to Buyer, without charge, all plans, maps, surveys, descriptions, title reports, environmental assessments and engineering reports respecting the property, if any, presently in the possession of Seller, which material shall be returned to Seller if Buyer does not elect to purchase the Property hereunder. During the term of this Agreement, Seller shall provide to Buyer such additional information in Seller's possession with respect to the Property as Buyer may request from time to time.

         7. Submission and Application. Commencing on the Execution Date and continuing thereafter until the earlier of the completion of Closing, the Expiration Date or the termination of this Agreement, Buyer shall have the right to prepare and submit applications, plans and other materials for approval by governmental authorities having jurisdiction over the Property and Buyer's plans for the development, improvement and operation of the Property, and for the provision to the Property of water, sewer, electric and other utility or governmental services to the Property for Buyer's proposed development. Seller agrees, but without expense to Seller, to cooperate with Buyer and Buyer's efforts to obtain all necessary or desirable subdivision, zoning, site plan, building and environmental approvals, permits and waivers or approvals, permits, licenses, variances and any other governmental action or approvals with respect to the Property and Buyer's proposed development thereon during the period between the Execution Date and Closing, the Expiration Date or the earlier termination of this Agreement, and Seller agrees, at no cost to Seller, to execute and join in (and voice no objections to) any applications to any governmental bodies for any such approvals, permits, licenses, waivers or variances deemed necessary or desirable by Buyer. Notwithstanding the foregoing, Buyer shall not agree to make any public improvements or make any payments to governmental authorities in connection with the future development of the Property which are or would be binding on Seller or the Property if Buyer fails to exercise its Option hereunder, or having exercised its Option, fails to close hereunder.

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         8.   Other Offers; Right of First Refusal.  It is the anticipation of the parties hereto that Seller shall not actively market the Property to third parties during the First Option Year or the Second Option Year. Notwithstanding the foregoing, if, prior to Buyer's exercise of the Option, Seller receives a Bona Fide Third Party Offer to purchase the Property which Seller desires to accept, Seller shall so notify Buyer and deliver a copy of such Bona Fide Third Party Offer to Buyer. Simultaneously with such notice, Seller shall offer to Buyer the right to purchase the Property on the terms and conditions contained in the Bona Fide Third Party Offer.

              Within fifteen (15) days after receipt of notice from Seller of the Bona Fide Third Party Offer, Buyer may: (a) exercise the Option pursuant to the terms and conditions set forth herein,(b) deliver to Seller a notice agreeing to purchase the Property for the terms and upon the same conditions contained in the Bona Fide Third Party Offer or (c) decline either to exercise the Option or agree to purchase the Property upon the same terms and conditions as the Bona Fide Third Party Offer. If Buyer gives notice under clause (b) above, Seller and Buyer shall execute an Agreement of Sale for the Property pursuant to the terms and conditions of the Bona Fide Third Party Offer (with such modifications as are necessary to reflect the names of the parties and the passage of time since the presentation of the Bona Fide Third Party Offer) and Buyer shall no longer have any right to acquire the Property in accordance with the terms of Sections 1-7 hereof; provided, however, that in such event, if the Second Year Option Payment has been paid, the Second Year Option Payment, less Carrying Costs during the Second Option Year, shall nevertheless be credited to the purchase price payable under the terms of the Bona Fide Third Party Offer in the same manner as such payment would have been credited to the Purchase Price if the Option had been exercised and this Agreement shall terminate and be of no further force and effect.

              If Buyer does not elect to purchase the Property under either clause (a) or clause (b) above within such fifteen (15) day period, Buyer's rights under this Agreement shall terminate (except as set forth below) and Seller shall have the right to sell the Property upon the terms and conditions contained in the Bona Fide Third Party Offer free an clear of this Agreement and Buyer's Option hereunder; provided, however, that if closing upon such Bona Fide Third Party Offer shall occur following the payment of the Second Year Option Payment, Seller shall repay to Buyer an amount equal to the Second Year Option Payment theretofore paid by Buyer to Seller, less Carrying Costs to the date of execution of the Agreement of Sale with the Buyer under the Bona Fide Third Party Offer (the "Third Party Agreement of Sale"). If Seller does not complete the sale of the Property on the terms and conditions and in accordance with the Bona Fide Third Party Offer within the lesser of the period set forth in the Third Party Agreement of Sale or one hundred eighty (180) days following the date of expiration of this first refusal as set forth in this paragraph (such time period, the "Lock Out Period"), the right of Buyer to exercise the Option as set forth in Sections 1 through 7 above shall be reinstated and be exercisable by Buyer, and the right of first refusal contained in this Section 8 shall be reinstated and shall apply with respect to any subsequent Bona Fide Third Party Offer to purchase the Property during the balance of the First Option Period and the Second Option Period, as set forth herein; provided, however, if the time to exercise or extend the Option occurred during the Lock Out Period, then Buyer shall have until thirty (30) days following the expiration of the Lock Out Period in which to exercise the expired Option or to extend the Option, as the case may be.

              The term "Bona Fide Third Party Offer," as used above, shall mean an arms-length offer, presented in the form of an agreement of sale containing all the terms and conditions, including, but not limited to, the purchase price and other consideration receivable by either party, which Seller would be willing to accept, executed by the purchaser thereunder, which purchaser shall be an entity which is not owned or controlled by, in whole or in part, directly or indirectly, or under common ownership or control with, in whole or in part, directly or indirectly, Seller or any of its constituent general partners.

         9. Covenants. Seller covenants that during the term of this Agreement, Seller shall:

              (a) Maintain the Property in good condition and repair, reasonable wear and tear alone excepted, and pay, in the normal course of business, all sums due for work, materials or service furnished or otherwise incurred in the ownership of the Property prior to Closing.

              (b) Not make or permit to be made any alterations, improvements or additions on the Property without the prior written consent of Buyer, unless Seller shall be required to do so by the Declaration of Easements and Protective Covenants (the "Declaration") by and among Seller, Tower Bridge Land Holding Associates I ("TBLHAI") and American Society for Testing and Materials recorded in the Office of the Montgomery County Recorder of Deeds in Deed Book 5076, page 2342, or by applicable law or ordinance.

              (c) Not enter into any lease or letter of intent to lease with respect to the Property.

              (d) Notify Buyer promptly of the occurrence of any of the following from and after this date:

                      (i) receipt of notice of newly filed eminent domain proceedings or condemnation of or affecting the Property or any portion thereof;

                     (ii) receipt of notice from any governmental or quasi-governmental agency or authority or insurance underwriter relating to the condition of the Property, or any portion thereof, or setting forth any requirements with respect thereto; or

                    (iii) notice of any actual or threatened litigation against Seller which affects or relates to the Property or any portion thereof or which may affect Seller's ability to perform its obligations under this Agreement.

              (e) Except for agreements which can be terminated on not more than thirty (30) days notice, not enter into any other agreements which shall bind Buyer or the Property after Closing.

              (f) Notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent.

         10. Representations and Warranties. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer:

              (a) Seller is a limited partnership duly organized and validly subsisting under the laws of Pennsylvania. Seller has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement and compliance with its terms will not conflict with or result in the breach of any law, judgement, order, writ, injunction, decree, rule or regulation, or conflict with or result in the breach of any other agreement, document or instrument to which Seller is a party or by which it or the Property is bound or affected.

              (b) Seller holds good and marketable, indefeasible fee simple title to the Property, free and clear of liens and encumbrances, other than the lien of the RDA Loan and the Permitted Exceptions, if any. Title to a portion of the Property may be subject to a Temporary Construction Staging Easement Agreement and Soil Deposit Easement Agreement in favor of an affiliate of Buyer named herein.

              (c)  Seller is not a "foreign person" as such term is defined in
    Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code").

              (d) There are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property, or which otherwise affect any portion of or all the Property, except rights among the partners of

    Seller pursuant to Seller's partnership agreement which shall be deemed waived by the execution of this Agreement by the general partners of Seller.

The representations and warranties of Seller set forth herein shall survive Closing and delivery of the deed for a period of six (6) months. Notwithstanding anything in this Agreement to the contrary, if Buyer discovers prior to Closing that a representation or warranty made herein was untrue, incorrect or misleading in any respect, such representation or warranty shall be deemed modified by the information so discovered and Buyer shall only be entitled to rely on the representation or warranty as so modified.

         11. Insurance. Seller shall, without charge to Buyer except as a part of the Carrying Costs, cause Seller's insurer to endorse Buyer as an additional insured on all insurance policies respecting the Property on and as of the Execution Date and such endorsement shall remain in effect until the earlier of Closing, the Expiration Date or the termination of this Agreement, and Seller shall deliver to Buyer, within thirty (30) days following the Execution Date, a Certificate of Insurance evidencing such insurance and endorsement.

         12. Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, and it is specifically understood and agreed that Buyer shall have the right to assign this Agreement and Buyer's rights and interest hereunder.
 Buyer shall have the further right to nominate a party to receive title to the Property or any part thereof at Closing in the event Buyer shall elect to exercise the Option granted to Buyer hereunder.

         13. No Recordation. This Agreement shall not be recorded. Buyer may file a copy of this Agreement with the Securities and Exchange Commission if Buyer deems such filing necessary or appropriate to comply with applicable regulations of the Securities and Exchange Commission.

         14. No Recourse to Brandywine Realty Trust. No recourse shall be had for any of the obligations of Buyer hereunder or for any claim based thereon or otherwise in respect thereof against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all of such liability being expressly waived and released by Seller.

         15. Brokers. Each party hereby represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement other than Thomas J. Maher & Company, pursuant to an Agreement dated as of October 15, 1997, to whom Buyer alone shall be responsible to pay such fee or commission as may be due and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.

         16.  General Provisions.

              (a) Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) sent by nationally-recognized overnight courier, (ii) facsimile with original following by regular mail, or
(iii) deposited in the United States mail and sent by certified mail, postage prepaid, addressed as follows:

If to Buyer, addressed to:

                   Four Tower Bridge Associates
                   Four Oliver Tower Associates, Managing Partner
                   c/o Oliver Tyrone Pulver Corporation
                   One Tower Bridge
                   100 West Front Street
                   West Conshohocken, Pennsylvania  19428
                   FAX No. 610-834-2011

with a copy in each instance to:

                   David M. Scolnic, Esquire
                   Hangley, Aronchick, Segal & Pudlin
                   One Logan Square
                   Philadelphia, Pennsylvania  19103
                   FAX No. 215-568-0300

and to:

                   Eric L. Stern, Esquire
                   Pepper, Hamilton & Scheetz, LLP
                   3000 Two Logan Square
                   Eighteenth and Arch Streets
                   Philadelphia, Pennsylvania  19103-2799
                   FAX No. 215-981-4750

If to Seller, addressed to:

                   Provident Mutual Life Insurance Company
                   1205 Westlakes Drive, Suite 270
                   Berwyn, Pennsylvania  19312-2405
                   Attention:     Craig L. Snyder, Vice President, Mortgage
                                  Loans and Real Estate
                   FAX No. 610-407-1036

and to:

                   TB Land Associates Limited Partnership
                   c/o The Hillman Company
                   1900 Grant Building
                   Pittsburgh, Pennsylvania  15219
                   Attention:     Bartley J. Rahuba, Vice President
                   FAX No. 412-338-3644
and to:

                   Tower Bridge Land Holding Associates I
                   c/o Oliver Tyrone Pulver Corporation
                   One Tower Bridge, Suite 900
                   West Conshohocken, Pennsylvania  19425
                   FAX No. 610-831-2011

with a copy in each instance to:

                   Clifford H. Swain, Esquire
                   Drinker Biddle & Reath LLP
                   1345 Chestnut Street, 11th Floor
                   Philadelphia, Pennsylvania  19107
                   FAX No. 215-988-2757

and to:

                   Marian Faye Dietrich, Esquire
                   The Hillman Company
                   1900 Grant Building
                   Pittsburgh, Pennsylvania  15219
                   FAX No. 412-338-3644

If to Escrow Agent, addressed to:

                   Lawyers Title Corporation
                   Two Penn Center Plaza, Suite 1230
                   Philadelphia, Pennsylvania  19102
                   Attention:  Alan D. Keiser, Esquire
                   FAX No. 215-665-3430

or to such-other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

              (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

              (c) Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

              (d) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

              (e) Tender. Tender of Deed by Seller and of the Purchase Price by Buyer, are hereby mutually waived.

              (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

              (g) Further Instruments. Seller will, whenever and as often as it shall be reasonably request so to do by Buyer, and Buyer will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Section shall survive the Closing and shall be subject to all of the terms, conditions and provisions of this Agreement.

              (h) Time. Time is of the essence. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the Commonwealth of Pennsylvania, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

         17. Consent of Partners. By the execution of this Agreement by the General Partners of Seller, each of such General Partners hereby consent to the Option granted hereunder and, upon the exercise of the Option, the sale of the Property upon the terms and conditions set forth herein as this Agreement may hereafter be amended in a writing signed by all such General Partners and such General Partners hereby waive any and all rights which any of them may have under Seller's Agreement of Limited Partnership, as amended, or otherwise, to purchase the Property or any part thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be legally bound hereby, as of the day and year first above written.

                             SELLER:

                             TOWER BRIDGE LAND HOLDING ASSOCIATES, II, a
                                  Pennsylvania limited partnership
                             By Oliver Tower Land Holding Associates
                             By Oliver Tyrone Pulver Corporation



                             By /s/ Donald W. Pulver
                                ------------------------------------------
                                Name:          Donald W. Pulver
                                Title:    President

                             By Provestco, Inc.



                             By /s/ Craig L. Snyder
                                ------------------------------------------
                                Name:          Craig L. Snyder
                                 Title:    President

                             By TB Land Associates
                             By TB Land Company



                             By /s/ Darlene Clarke
                                ------------------------------------------
                                Name:          Darlene Clarke
                                Title:    Vice President


                             BUYER:

                             FIVE TOWER BRIDGE ASSOCIATES, a Pennsylvania
                                  limited partnership
                             By Five Oliver Tower Limited Partnership, a
                                  Pennsylvania limited partnership, managing general partner
                             By Five Oliver Tower Corporation, a Pennsylvania
                                  corporation



                             By /s/ Donald W. Pulver
                                ------------------------------------------
                                Name:          Donald W. Pulver
                                Title:    President

                                     EXHIBIT 1 TO
                              PURCHASE OPTION AGREEMENT


                               DESCRIPTION OF PROPERTY

                                     EXHIBIT 2 TO
                              PURCHASE OPTION AGREEMENT


                             TERMS AND CONDITIONS OF SALE
                             -----------------------------


         1. MANNER OF EXERCISE. Subject to the provisions of Section 8 of the Option Agreement, Buyer may exercise the Option by giving Seller written notice thereof on or before the Expiration Date of the Option, as such Expiration Date may be extended, together with:

              (a) a notification of the time, date (the "Closing Date") and place of Closing. The Closing Date shall be no earlier than ten (10) days and no later than the earlier of (i)sixty (60) days following the giving of such notice or (ii) thirty (30) days following the Expiration Date, as the same may have been extended, and Closing shall be held at a location within the five (5) county Philadelphia region; and

              (b) if Buyer exercises the Option before the payment of the Second Year Option Payment, Buyer shall pay to Seller concurrently with the giving of such notice a good faith deposit (the "Deposit") of $150,000 on account of the Purchase Price. If Buyer fails to pay the Deposit as provided herein, Buyer's notice of exercise shall be null and void.

         2. PROPERTY BEING SOLD. Seller shall sell, transfer and convey to Buyer on the Closing Date,

              2.1  Real Property.  The Property.

              2.2 Personal Property. All right, title and interest of Seller, if any, in all assignable intangible personal property used in connection with the ownership, development of the Property, including without limitation, all contract rights, guaranties and warranties of any nature, all architects', engineers', surveyors' and other real estate professionals' plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits relating to the Property (including, without limitation, all environmental, structural and mechanical inspection reports) ("Contract Documents"), all state, county and municipal governmental, quasi-governmental permits, licenses, certificates, and approvals and correspondence related thereto to be used or which will be useful in connection with the development of the Property ("Licenses") and all of Seller's rights, claims, and causes of action if any, to the extent they are assignable, under any warranties and/or guarantees relating to any improvements on the Property (hereinafter collectively referred to as "Personal Property").

              2.3 Leases. All right, title and interest of Seller in any letters of intent to lease any part of the Property (the "Letters of Intent").

              2.4 Right to Names. All right, title and interest of Seller, if any, in and to the name "Five Tower Bridge" (the "Name") and the non-exclusive right to all printing styles, trademarks and logos used in connection with the Name; provided, however, Seller shall retain the non-exclusive right to the name "Tower Bridge" and any variations thereof other than "Five Tower Bridge".

              2.5 FAR. The right to utilize approximately 214,062 square feet of floor area for the gross building area of improvements to be constructed on the Property (the "FAR"), being the remaining FAR available in the Tower Bridge Project in West Conshohocken (less the amount, if any, by which the FAR purchased by Buyer from Tower Bridge Land Holding Associates I ("TBLHAI") exceeds 81,700 square feet of FAR), subject to the requirement that, if required, Buyer shall join Seller and its affiliates in the execution of any common or consolidated subdivision plan which allocates FAR in the manner provided in this Paragraph 2.5.

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              2.6  Access Easements.  Temporary easements for vehicular and pedestrian access over the bridge and Bullock Avenue Extension as shown on the Subdivision Plan until the same have been dedicated to and accepted by the Borough (the "Access Easements").

              2.7 Sewer Rights. The right to use approximately 77,000 GPD average daily flow of sewer capacity (the "Sewer Allocation") reserved under the Agreement dated July 18, 1988 by and among the West Conshohocken Municipal Authority (the "Sewer Authority"), Tower Bridge Associates, Seller, TBLHAI, Tower Bridge Land Holding Associates III ("TBLHAIII") and Four Falls Associates ("Four Falls") (the "Sewer Agreement"), subject to the obligation to pay any unpaid fees allocable to such sewer capacity.

         3.   PURCHASE PRICE AND MANNER OF PAYMENT.

              3.1 Purchase Price. The Purchase Price (the "Purchase Price") shall be Three Million Dollars ($3,000,000), plus the assumption of the RDA Loan and the liabilities referred to in Section 8.1.1.5 of these Term and Conditions of Sale. If TBLHAI has conveyed more than 81,700 square feet of FAR to Buyer's affiliate pursuant to an Agreement of Sale for Four Tower Bridge executed concurrently herewith, the Purchase Price for the Property being sold hereunder shall be reduced by an amount equal to the number of square feet of FAR sold which is in excess of 81,700 square feet of FAR multiplied by $14.00.

              3.2 Manner of Payment. The Purchase Price, less the Deposit or the Second Year Option Payment net of Carrying Costs during the Second Year Option to the Closing Date shall be paid by wire transfer of immediately available funds on the Closing Date.

         4. TITLE. On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Property subject only to the RDA Loan and those rights of way, easements, covenants restrictions, and objections to title (hereinafter "Permitted Exceptions") as exist on the date of this Option Agreement, which title shall be insurable at regular rates by a reputable title insurance company ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy or such other form of title policy customarily issued by the Title Company ("Title Policy"), with such endorsements and affirmative insurance reasonably requested by Buyer.

         5. POSSESSION. Possession of the Property is to be given to Buyer on the Closing Date, by delivery of the Deed.

         6. CONDEMNATION. If between the date of exercise of the Option and the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain or a notice of any condemnation or eminent domain proceedings with respect to the Property or any part thereof is received by Seller, then Seller shall within five (5) days thereafter give notice thereof to Buyer and Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer's sole and absolute discretion, adversely affects the Property, its economic viability or its potential for development as contemplated by Buyer, terminate this Agreement, in which event, if previously paid, the Second Year Option Payment less Carrying Costs or the Deposit paid pursuant to Paragraph 1 of these Terms Conditions of Sale shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to Seller within ten (10) days after the date upon which Buyer receives written notice of such condemnation or eminent domain proceedings. If this Agreement is not so terminated and Buyer closes hereunder, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of eminent domain or condemnation with respect to or for the taking of the Property or any portion thereof occurring after the exercise of the Option. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings occurring after the exercise of the Option shall be conducted with the joint approval and consent of Seller and Buyer.

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         7.   EXPENSE ALLOCATIONS.

              7.1 Seller's Payments. Seller shall pay no closing costs (except as provided below).

              7.2 Buyer's Payments. Buyer shall pay for all applicable realty transfer taxes, for Buyer's title examination, and survey (if obtained), for all recording charges (other than charges related to existing mortgage financing, if any, which shall be discharged at Closing at Seller's expense), and for Buyer's title premiums.

              7.3 Attorney's Fees. Buyer and Seller shall be responsible for paying their own attorney's fees in connection with this transaction.

         8.   CLOSING.

              8.1 Documents. At Closing, the parties indicated shall simultaneously execute and deliver the following:

                   8.1.1 Seller's Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer in proper form for recording:

                        8.1.1.1 Deed. A special warranty deed prepared by Buyer's counsel in form and substance acceptable to Seller (the "Deed"), conveying the Property and FAR to Buyer and granting Buyer the Access Easements, duly executed by Seller for recording. The Deed description shall be based upon the metes and bounds description attached as Exhibit 1 to the Option Agreement, unless Buyer requests that Seller convey the Property by the metes and bounds description shown on a new ALTA survey, if any, obtained by Buyer, in which event the Property shall be so conveyed.

                        8.1.1.2   Original Licenses, Contract Documents and
Other Personal Property.   All original Licenses, Contract Documents, and
other Personal Property described in Paragraph 2.2 of these Terms and Conditions of Sale.

                        8.1.1.3 Assignment of Licenses, Contract Documents and Other Personal Property. An assignment agreement prepared by Buyer's counsel, in form and substance acceptable to Seller, assigning, conveying and transferring to Buyer without warranty the Licenses, Contracts Documents and Other Personal Property, including, specifically, the Names.

                        8.1.1.4 Assignment of Sewer Allocation. The assignment to Buyer of approximately 77,000 GPD average daily flow of sewer capacity.

                        8.1.1.5 Assumption of Certain Obligations of Buyer. The assumption by Buyer of all unperformed obligations of Seller or Seller's affiliates (if any) under: (a) the Declaration (as defined in Section 9 of the Option Agreement),(b) the Application and Agreement Relating to Traffic Plan for West Conshohocken dated February 5, 1987 by and among Four Falls, Oliver Tyrone Pulver Corporation and the Borough, as amended December 12, 1989, July 30, 1990, December 30, 1992, April 14, 1994 and as supplemented by a letter from Douglas Murray at Oliver Tyrone Pulver Corporation to the Borough dated April 14, 1994 and a letter from Tower Bridge Land Holding Associates II to the Borough dated September 12, 1997 (relating to Balligamingo Road), as the same may hereafter be further amended or supplemented (the "Traffic Agreement"),(c) the Agreement dated February 13, 1989 by and among the Borough, Seller and TBLHAI, as amended by First Amendment to Open Space Agreement dated May 2, 1994 and (d) the RDA Loan.

                        8.1.1.6 FIRPTA Certificates. All certificate(s) required under Section 1445 of the Code.

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                        8.1.1.7   Seller's Certificate.  A title company's
Seller's Certificate in customary form and such organizational documents as the Title Company may require.

                        8.1.1.8 Tax Bills. Current tax bills and, if available, tax bills for the prior three (3) years of Seller's ownership of the Property;

                        8.1.1.9 Tax Reduction Rights. An instrument assigning to Buyer without warranty any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

                   8.1.2 Payment of Purchase Price and Buyer's Documents. Buyer shall deliver or cause to be delivered to Seller:

                        8.1.2.1 Purchase Price. Payment of the Purchase Price in the manner required by Paragraph 3.2 of these Terms and Conditions;

                        8.1.2.2   Assumptions.  Executed original
counterparts of the assumptions by Buyer referred to in Section 8.1.1.6 above.

                   8.1.3 Title Insurance. As a condition to Buyer's obligations at Closing, Title Company shall furnish Buyer at Closing with the Title Policy, in the form required pursuant to Paragraph 4 of these Terms and Conditions of Sale, in the full amount of the Purchase Price, wherein the Title Company shall insure fee simple title to the Property in Buyer or its designee as of the Closing Date containing no exceptions to title other than Permitted Exceptions and those other exceptions which have been approved by Buyer and providing the title endorsements reasonably specified by Buyer.

                   8.1.4 Necessary Documents. Buyer and Seller shall execute and deliver such other documents and instruments as may be reasonably necessary to complete the transaction contemplated by these Terms and Conditions of Sale.

         9.   DEFAULT; REMEDIES

              9.1 Seller's Default. In the event that Seller shall have failed to have performed any of the covenants and/or agreements contained in these Terms and Conditions of Sale which are to be performed by Seller or if the representations and warranties made by Seller in these Terms and Conditions of Sale or the Option Agreement are not true and correct in every material respect (without regard to deemed modifications under Section 10 of the Option Agreement), Buyer may, at its option, terminate the Option Agreement by giving written notice of such termination to Seller and Seller shall immediately thereafter return the Second Year Option Payment less the Carrying Costs or the Deposit, as the case may be, and thereupon the parties shall have no further liability to each other hereunder. In the alternative, in the event of Seller's willful default and refusal to close hereunder, Buyer may seek specific performance of Seller's obligations; provided however, any complaint seeking such specific performance must (a) allege with specificity Seller's willful default and refusal to close under the Option Agreement on the Closing Date; (b) allege with specificity that Buyer had sufficient funds to close the transaction on the Closing Date; and (c) allege that as of the date of the filing such complaint seeking specific performance, sufficient funds continue to be available to Buyer and will be available to Buyer for at least thirty-one (31) days following the entry of an order by a court of competent jurisdiction requiring specific performance by Seller under the Option Agreement. In the event Buyer terminates this Agreement after a willful default of Seller, Seller shall reimburse Buyer for its actual out-of-pocket costs incurred in connection with the entering into of this Agreement and Buyer's inspection of the Premises. Buyer acknowledges and agrees that, except as set forth in the immediately preceding sentence, under no circumstances shall Buyer have any right to seek or collect damages from Seller, its partners or the officers, directors, employees, agents or contractors of any of them, whether actual, punitive, consequential or otherwise as a result of Seller's failure or refusal to close hereunder and/or as a result of the specific performance hereof.

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              9.2  Buyer's Default.  Buyer recognizes that the Property will be removed by Seller from the market during the existence of the Option and that if the purchase and sale is not consummated following the exercise of the Option because of Buyer's default, Seller shall be entitled to compensation for such detriment. Seller and Buyer acknowledge that it is extremely difficult and impracticable to ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in the Option Agreement is not consummated because of Buyer's default following the exercise of the Option, Seller shall be entitled to retain any Option Payment and any Deposit as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Buyer's default under the Option Agreement.

         10.  PRORATIONS.

              10.1 Expenses. The following items shall be prorated at Closing, as of midnight of the day immediately preceding Closing (the "Adjustment Date"):

                   10.1.1 Taxes. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

                   10.1.2 Water and Sewer Charges. Water and sewer charges if applicable based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

              10.2 Custom and Practice. Except as set forth in these Terms and Conditions of Sale, the customs of the State and County in which the Property are located shall govern prorations.

              10.3 Application of Prorations. If such prorations result in a payment due Buyer, the cash payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, the same shall be added to the Purchase Price and paid at Closing.

              10.4 Readjustments. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

         11.  PROPERTY "AS-IS".

              11.1 No Side Agreements or Representations. No person acting on behalf of Seller, including without limitation, any partner or officer or employee of any partner of Seller, is authorized to make, and by execution hereof, Buyer acknowledges that no person has made any representation, agreement, statement, warranty, guarantee or promise, express or implied, regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition, fitness for use, title or any other matter or status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller, and Buyer disclaims the right to rely thereon.

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              11.2 AS-IS PURCHASE.  BUYER REPRESENTS AND WARRANTS TO SELLER
THAT BUYER HAS INDEPENDENTLY AND PERSONALLY INSPECTED OR, PRIOR TO THE EXERCISE OF THE OPTION, WILL INSPECT THE PROPERTY AND IMPROVEMENTS, IF ANY, AND THAT BUYER HAS ENTERED INTO THIS AGREEMENT BASED UPON SUCH PERSONAL EXAMINATION AND INSPECTION OR THE RIGHT THERETO. BUYER AGREES THAT IF BUYER EXERCISES THE OPTION AS PROVIDED HEREIN, BUYER WILL ACCEPT THE PROPERTY, AT CLOSING, IN ITS THEN CONDITION AS-IS AND WITH ALL FAULTS, INCLUDING WITHOUT LIMITATION, THOSE FAULTS AND CONDITIONS SPECIFICALLY REFERENCED IN THIS AGREEMENT. THE PURCHASE PRICE HAS BEEN NEGOTIATED WITH THE MUTUAL UNDERSTANDING THAT BUYER IS PURCHASING THE PROPERTY AS-IS AND THAT BUYER'S COSTS ASSOCIATED WITH DEVELOPMENT, OPERATION AND MANAGEMENT OF THE PROPERTY ARE UNCERTAIN. IT IS NOT CONTEMPLATED THAT THE PURCHASE PRICE WILL BE INCREASED IF THESE COSTS PROVE TO BE LESS THAN EXPECTED NOR WILL THE PURCHASE PRICE BE REDUCED IF BUYER'S PLAN LEADS TO HIGHER COST PROJECTIONS. EXCEPT AS PROVIDED HEREIN, THE SOLE REMEDY OF BUYER, IF BUYER IS NOT SATISFIED WITH ANY ASPECT OF THE PROPERTY, WILL BE NOT TO EXERCISE THE OPTION.

              11.3 Buyer Representations. Without limiting any other representations or warranties by Buyer hereunder, Buyer represents and warrants that, except as expressly set forth in this Agreement, (i) Buyer is a sophisticated purchaser of commercial real estate and is relying solely upon Buyer's inspection, investigation, and personal knowledge of the entire Property; (ii) Seller and Seller's agents have made no representations, warranties or other agreements concerning matters relating to the Property, including without limitation, the physical and environmental condition of the Property, except as otherwise expressly stated in this Agreement; (iii) Seller and Seller's agents have made no agreement or promise to repair, alter or improve the Property; and (iv) Buyer takes and acquires the Property in its present condition, "WHERE IS" and "AS IS" and without representations or warranties of any kind (except as expressly set forth in this Agreement).

         12.  HAZARDOUS SUBSTANCES

              12.1 Definitions. For the purposes of this Agreement, the following terms have the following meanings:

                   (a) "Environmental Law" means any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment including, without limitation CERCLA
(Comprehensive Environmental Response, Compensation and Liability Act of
1980) and RCRA (Resources Conservation and Recovery Act of 1976).

                   (b) "Hazardous Substance" means any substance, material or waste which is or becomes designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is or becomes similarly designated, classified or regulated, under any Environmental Law, including asbestos, petroleum and petroleum products.

                   (c) "Environmental Assessment" means an environmental assessment, review or testing of the Property delivered to Buyer by Seller, performed by Buyer or performed by any third party or consultant engaged by Buyer to conduct such assessment, review or study.

                   (d) "Knowledge of Seller" means the actual knowledge of the parties executing the Option Agreement for Provestco, Inc. and TB Land Associates Limited Partnership.

              12.2 Seller Environmental Assessments. Buyer acknowledges and agrees that Seller has delivered to Buyer or Buyer's agents or representatives the Environmental Assessments related to the Property referred to in the letter dated April 9, 1997 from Stephen D. Krisko of Oliver Tyrone Pulver Corporation addressed to Charles

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

S. Phillips at McLaren Hart, Buyer's consultant. To the knowledge of Seller, as of the date of the execution of the Option Agreement, there exist no other Environmental Assessments obtained by Seller.

              12.3 Notices Regarding Hazardous Substances. To the knowledge of Seller, except as are disclosed in the Environmental Assessments and for the placing of Hazardous Substances on the Property by an affiliate of Seller during the construction of another portion of Tower Bridge, there has been no release of a Hazardous Substance from, on or under the Property, nor does Seller have knowledge of any threatened or pending investigation pertaining to any release of a Hazardous Substance from, on or under the Property. During the term of this Agreement, Seller will promptly notify Buyer if Seller obtains knowledge that any release of a Hazardous Substance from, on or underneath the Property (other than any Hazardous Substance releases already disclosed in the Environmental Assessments or these Terms and Conditions of Sale) or that Seller or the Property may be subject to any threatened or pending investigation by any governmental agency under any law, regulation or ordinance pertaining to any Hazardous Substance.

              12.4 Indemnity and Release as to Third Party Claims.

                   (a) If there are any third party claims against Seller which arise after Closing on account of any release of any Hazardous Substance from, on or under the Property first occurring after Closing, Buyer will indemnify, defend (by counsel reasonably acceptable to Seller), protect and hold Seller harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys' and experts' fees and expenses) arising therefrom.

                   (b) As used in this Section 12.4, "third party claims" are defined as any claims or rights of recovery by any person or entity (including governmental agencies):

                      (i) which result from injury, damage or loss to or of any person or property; or

                     (ii)    for cost recovery, removal or remedial action.

                        Third party claims will also include any costs paid or payable by either party for damage, loss, injury, investigation, removal, remediation or other liability in response to any third party claim or in anticipation of any enforcement or remedial action undertaken or threatened by any government agency or private party.

                   (c) Seller will not be liable to Buyer under this Agreement, and Buyer hereby (i) releases Seller from any and all liability under any federal, state or local law pertaining to or concerning Hazardous Substances, (ii) covenants not to sue or join Seller in any proceeding in which Buyer is named as a defendant or responsible party and (iii) indemnifies Seller from and against any third party claims which are attributable to any environmental condition which:

                      (i) was specifically described in any Environmental Assessment delivered to or obtained by Buyer prior to Closing; or

                     (ii) existed on the Premises prior to Seller's acquisition of the Premises, or were created or discovered during Seller's period of ownership of the Premises and disclosed to Buyer in writing prior to Closing; or

                    (iii) was otherwise disclosed by Seller to Buyer or discovered by Buyer at any time prior to Closing.

                   (d) The provisions of this Subsection 12.4 will survive Closing hereunder; however, all indemnity obligations shall lapse following the sale of the Property by Buyer (or such other party to which title to the Property is transferred at Closing) to an unaffiliated third party.

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                        EXHIBIT 3 TO PURCHASE OPTION AGREEMENT

                    ESTIMATED CARRYING COSTS FOR FIVE TOWER BRIDGE
                              DURING FIRST OPTION YEAR


Real Estate Taxes                                                        $33,000

Grass Cutting/Snow Removal                                                 8,000

Interest                                                                   4,500

Traffic Lights/Road Maintenance                                            1,500

Insurance                                                                  1,000
                                                                         -------

                                                                         $48,000